                                                                    EXHIBIT 10.1

                                                                         ANNEX I

                                   TERM SHEET

                     (Unless otherwise defined, terms used
                      in this Term Sheet have the meanings
                   ascribed thereto in the commitment letter
               dated January 23, 1998 (the "Commitment Letter"),
                     to which this Term Sheet is annexed).

I. PARTIES

Borrower:           Medaphis Corporation ("Medaphis" or the "Borrower").

Arranger:           Donaldson, Lufkin & Jenrette Securities Corporation or one
                    or more of its affiliates ("DLJ Securities" or the "Arranger").

Syndication
Agent: DLJ Capital Funding, Inc. or one or more of its affiliates ("DLJ Capital Funding" or the "Syndication Agent").

Administrative
Agent: A financial institution to be identified by the Arranger and the Syndication Agent and consented to by the Borrower. The Syndication Agent and the Administrative Agent are herein collectively referred to as the "Agents".

Lenders: DLJ Capital Funding and a group of financial institutions (collectively, the "Lenders") as may be acceptable to the Arranger, the Syndication Agent and the Borrower.



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II. THE REVOLVING FACILITY


Closing Date:       No later than March 31, 1998.

General Description
of the Revolving
Facility:           A maximum amount of $100,000,000 in senior, first-priority secured financing to be provided to the Borrower pursuant to a revolving credit facility (the "Revolving Facility").
                    Revolving Loans made under the Revolving Facility are herein collectively referred to as "Revolving Loans". The
                    Revolving Loans may be borrowed, prepaid and reborrowed by the Borrower from time to time prior to the Revolving
                    Facility Commitment Termination Date (as set forth below).


Use of Proceeds:    A portion of the proceeds of the Revolving
                    Loans, together with proceeds from the issuance of the Senior Unsecured Notes (as defined below) shall be used to
                    (i) repay (the "Refinancing") the Bridge Notes (as defined below), (ii) provide for general corporate purposes of the Borrower and its subsidiaries, and (iii) pay associated fees and expenses. The Refinancing, the offering of the Senior Unsecured Notes and all other transactions, if any, related thereto are collectively referred to as the "Transaction".



Revolving Facility: Pursuant to the Revolving Facility (i) Revolving
                    Loans and Swing Line Loans (as defined below) may be borrowed, prepaid and reborrowed by the Borrower, and (ii) Letters of Credit (as defined below) may be issued, extended, reimbursed and reissued on behalf of the Borrower, in each case from time to time prior to




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                    the Revolving Facility Commitment Termination Date (as set
                    forth below).

Revolving Facility
Commitment Amount:  $100,000,000.

Revolving Facility
Commitment
Termination Date:   The third anniversary of the Closing Date.

Borrowing Base
Restrictions on
Availability:       Availability under the Revolving Facility will be subject
                    to a borrowing base in the amount equal to the lesser of
                    (a) $100,000,000 and (b) the sum of: (i) 85% of eligible billed accounts receivables which are 90 days old or less,
                    (ii) 50% of eligible billed accounts receivables which are greater than 90 days old but less than 120 days old and
                    (iii) 65% of unbilled receivables of the Healthcare
                    Services Group which are less than 90 days old. Eligibility criteria to be mutually agreed upon.

Letter of Credit
Sub-Facility
Availability:       Outstanding Letters of Credit and related reimbursement
                    obligations may not exceed $10,000,000 in the aggregate.
                    Each issuance of a Letter of Credit will constitute usage under the Revolving Facility and will reduce availability under the Revolving Facility, dollar-for-dollar. Letters of Credit must expire on the earlier of (i) one year from the date of issuance (unless extended subject to customary evergreen provisions) and (ii) unless cash collateralized, the Revolving Facility Commitment Termination Date.

Swing Line
Sub-Facility
Availability:       Up to $7,500,000 of the Revolving Facility will be available for swing





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                    line advances ("Swing Line Loans") to be made to the
                    Borrower by the Administrative Agent. Swing Line Loans will constitute usage under the Revolving Facility (except for purposes of computing the Commitment Fee, as defined below) and will reduce availability under the Revolving Facility, dollar-for-dollar.


Interest Rate:      At the Borrower's option, the Revolving Loans will
                    bear interest at the Administration Agent's (i) alternate base rate or (ii) reserve-adjusted LIBO rate, plus, in each case, the following applicable margins:


                                 Alternate            LIBO Rate
                                 Base Rate              Loans
                                      ----              -----
                                   Loans
                                   -----
                                    1.50%               2.50%

                    Commencing six months following the Closing Date the margins set forth above for Revolving Loans will be subject to the following performance based pricing-grid:

                  Leverage                  Alternate         LIBO Rate
                  --------                  Base Rate           Loans
                   Ratio                         ----           -----
                   -----                      Loans
                                              -----
                     > 3.75                    1.75%             2.75%
                <= 3.75 > 3.00                 1.50%             2.50%
                <= 3.00 > 2.50                 1.25%             2.25%
                <= 2.50 > 2.00                 0.75%             1.75%
                <= 2.00 > 1.50                 0.25%             1.25%
                    <= 1.50                    0.00%             1.00%



                    Swing Line Loans will bear interest at the Administrative Agent's alternate base rate plus the applicable margin for Revolving Loans.

Interest
Payment Dates:      Interest periods for LIBO rate Revolving Loans shall be, at the Borrower's option, one, two, three, or six months.
                    Interest on LIBO rate


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                    Revolving Loans shall be payable on the last business day
                    of the applicable interest period for such Revolving Loans and, if earlier, every three months after the commencement of such interest period. Interest on alternate base rate Revolving Loans shall be payable quarterly in arrears.


Letter of Credit
Fees: A Letter of Credit fee shall accrue on the daily average undrawn portion of all outstanding Letters of Credit in an amount per annum equal to the then applicable margin for LIBO rate Revolving Loans, payable quarterly in arrears to each Lender on the basis of its percentage of the Revolving Facility Commitment Amount, plus a Letter of Credit fronting fee shall accrue in an amount equal to 0.25% per annum on the stated amount of the each Letter of Credit, payable quarterly in arrears to the Issuer for its own account, as the Issuer of Letters of Credit. In addition, customary administrative, issuance, amendment, payment and negotiation fees shall be payable to the Issuer for its own account, as the Issuer of the Letters of Credit on the date of each issuance or extension of such Letter of Credit.


Commitment Fee:     Commencing on the Closing Date, a non-refundable fee
                    (the "Commitment Fee") shall accrue in the amount of 0.5% per annum on the daily average amount of the unused portion of the Revolving Facility Commitment Amount (whether or not then available), payable quarterly in arrears and on the final maturity of the Revolving Facility (whether by stated maturity or otherwise).


                    Commencing six months following the Closing Date, the Commitment Fee will be subject to the following performance based pricing-grid:



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
                         Leverage                       Commitment
                         --------                           Fee
                          Ratio
                          -----
                          >= 2.5                           .50%
                       < 2.5 >= 2.0                       .375%
                           < 2.0                           .25%

Optional
Prepayments:        Outstanding Revolving Loans are voluntarily pre-payable,
                    and Lender's commitments are voluntarily terminable by the Borrower, in whole or in part, without penalty; provided, however, that LIBO rate breakage costs, if any, shall be for the account of the Borrower.

Mandatory
Prepayments:        Customary for the type of transaction proposed including,
                    without limitation, with (i) 100% of net cash proceeds from the issuance of debt (subject to certain exceptions), (ii)
                    100% of net cash proceeds from the sale of assets (subject to certain exceptions), and (iii) 50% of net cash proceeds from the issuance of equity (subject to certain exceptions). All such mandatory prepayments shall be applied to the repayment of the outstanding principal amount under the Revolving Facility (without reduction of the Revolving Facility Commitment Amount).

Security:           The Revolving Facility will be secured (subject to certain to be agreed upon exceptions) by a first-priority perfected lien (subject to permitted liens) on all of the material property and assets (tangible and intangible) of the Borrower and each of its direct and indirect domestic subsidiaries, including, without limitation, all intercompany indebtedness, and all capital stock (or similar equity interests) of each of the Borrower's direct and indirect domestic



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


                    subsidiaries, whenever acquired and wherever located.

Guarantees:         To be delivered by all direct and indirect domestic
                    subsidiaries of the Borrower.



Conditions Precedent
to Initial Extensions
of Credit:          Customary for the type of transaction proposed including,
                    without limitation, the following, which shall be satisfied prior to or substantially contemporaneous with the making of the initial extensions of credit:

                  1. Completion of a due diligence review of the Borrower and its subsidiaries satisfactory to the Arranger.

                  2. Execution and delivery of credit, security, guarantee and other related documentation embodying the structure, terms and conditions contained herein reasonably satisfactory to the Arranger.

                  3. No material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower or any of its subsidiaries taken as a whole, since September 30, 1997 (except as disclosed in any filing of the Borrower on Form 10-Q or Form 8-K with the Securities and Exchange Commission on or prior to January 14, 1998).


                  4. Receipt of closing certificates, resolutions, and opinions of counsel, customary for the type of transaction proposed and in each case reasonably satisfactory



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




                           in form and substance to the Arranger.

                  5. The Arranger, the Agents and the Lenders shall have received all fees and, so long as an invoice therefore has been presented to the Borrower reasonably prior to the Closing Date, expenses required to be paid on or before the Closing Date.

                  6. All governmental and third party approvals necessary or advisable in connection with the Transaction and the financing contemplated hereby shall have been obtained and be in full force and effect.

                  7. There shall exist no pending or threatened material litigation, proceedings or investigations which (x) would contest the consummation of the Transaction or
                           (y) except as disclosed in any filing of the Borrower on Form 10-Q or Form 8-K with the Securities and Exchange Commission on or prior to January 14, 1998, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, businesses, properties or prospects of the Borrower and its subsidiaries taken as a whole.

                  8. The Administrative Agent, on behalf of the Lenders, shall have received a first priority perfected lien and guarantee, as set forth above under the captions "Security" and "Guarantees", respectively, in each case to the reasonable satisfaction of the Arranger.


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




                  9. The Borrower shall have received gross proceeds of $150,000,000 from the issuance of senior unsecured notes (the "Senior Unsecured Notes") and the Arranger shall be reasonably satisfied with all terms and conditions of all documentation related thereto.

                  10. The Borrower's senior secured increasing rate notes (the "Bridge Notes") shall have been repaid.

                  11. Receipt of (i) consolidated financial statements for the fiscal year ended December 31, 1997 audited by Price Waterhouse that are consistent in all material respects with the disclosures previously made in writing by the Borrower to the Arranger or its affiliates in respect thereof or are otherwise satisfactory in all material respects to the Arranger.

Additional Conditions
Precedent:          The making of each Loan will be conditioned upon (i) all
                    representations in the Credit Documentation being true and correct in all material respects and (ii) there being no event of default or condition which, with the giving of notice or passage of time (or both), would constitute an event of default.


Representations
and Warranties:     Customary for the type of transaction proposed,
                    with appropriate materiality carve-outs.



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




Affirmative
Covenants:          Customary for the type of transaction proposed, with
                    appropriate materiality carve-outs.


Negative
Covenants:          Customary for the type of transaction proposed, including, but not limited to, the following:



                  1. Restricting the incurrence of additional debt, sale leasebacks and contingent liabilities.

                  2. Restricting the incurrence or sufferance of liens and similar encumbrances.

                  3. Restricting the making of cash dividends or similar distributions in respect of the Borrower's capital stock, including direct or indirect redemptions of any such capital stock.

                  4. Restricting the sale of assets or similar transfers, other than in the ordinary course of business and abandoned assets.

                  5. Restricting the making of investments or acquisitions (in a single transaction or in a series of related transactions).

                  6. Restricting mergers, consolidations and similar combinations.

                  7.       Restricting transactions with affiliates.

                  8. Restricting the refinancing, defeasance, repurchase or prepayment of the Senior Unsecured Notes.



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
                  9.       Limiting the making of capital expenditures.

Financial
Covenants:          Customary for the type of transaction proposed and
                    consisting of the financial covenants set forth below (to be tested quarterly), with the definitions to be mutually agreed upon (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles):



                  1. Maintenance of a maximum ratio of total debt to EBITDA (the "Leverage Ratio"), for the periods and respective levels as follows:

                           9/98 and 12/98        -         4.00
                           3/99                  -         3.75
                           6/99                  -         3.50
                           9/99                  -         3.25
                           12/99                 -         3.00
                           3/00 and 6/00         -         2.75
                           9/00 and 12/00        -         2.50
                           thereafter            -         2.25

                  2. Maintenance of a minimum ratio of EBITDA to cash interest expense (the "Interest Coverage Ratio") for the periods and respective levels as follows:

                           3/98 and 6/98         -      2.00
                           9/98 and 12/98        -      2.25
                           3/99                  -      2.50
                           6/99                  -      2.75
                           9/99                  -      3.00
                           12/99                 -      3.25
                           3/00                  -      3.50
                           6/00                  -      3.75
                           9/00 and


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
                           thereafter - 4.00

                  3. Maintenance of minimum EBITDA for the periods and respective levels as follows (1998 to be cumulative, and 1999 and thereafter to be calculated on a rolling four-quarter basis):

                           3/98           -        $10.0
                           6/98           -        $25.0
                           9/98           -        $44.0
                           12/98          -        $62.5
                           3/99           -        $67.5
                           6/99           -        $70.0
                           9/99           -        $72.5
                           12/99          -        $75.0
                           3/00           -        $80.0
                           6/00, thereafter        $85.0

                  4. Maintenance of minimum net worth equal to $475,000,000 plus 50% of positive net income (and exclusive of an accelerated write-off of intangible assets).

Events of
Default: Customary for the type of transaction proposed, including, without limitation, a cross-default to other indebtedness of the Borrower and its subsidiaries in excess of a to be agreed upon amount, and a change of control (to be defined in a manner reasonably satisfactory to the Borrower and the Arranger).

Miscellaneous:      Customary provisions to be included, including, without
                    limitation, the following:

                  1. Customary indemnity and capital adequacy provisions, including but not limited to gross-up provisions for changes in U.S. withholding taxes) and decreased profitability resulting from



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                                    changes in U.S. or foreign capital adequacy
                                    requirements, guidelines or policies or
                                    their interpretation or application,
                                    subject in each case to customary
                                    protection (including rights to substitute
                                    Lenders) provided to borrowers, and any
                                    other customary yield and increased cost protection deemed necessary by the Lenders to provide customary protection.

                           2. The Lenders will be permitted to assign and participate Revolving Loans, notes and commitments to financial institutions in a minimum amount to be agreed upon. Any assignments would be by novation and, would require the consent of the Borrower and the Agents (unless such assignment was to another Lender or an affiliate of another Lender and the costs to the Borrower would not be increased as a result thereof), such consent not to be unreasonably withheld or delayed. Participations shall be without restrictions and participants will have the same benefits as the Lenders with regard to increased costs, capital adequacy, etc., and provision on a confidential basis of information on the Borrower; provided, that the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Revolving Loans participated in by such participant.



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                           3.       Confidentiality obligations on the part of
                                    the Agents and the Lenders.

                           4. Indemnification of the Arranger, the Agents, each of the Lenders and each of their respective affiliates, directors, officers, agents and employees from and against any losses, claims, damages, liabilities or other expenses, substantially as set forth in Annex II hereto.

                           5. The Borrower shall pay all of the fees and reasonable out-of-pocket expenses of the Arranger and the Agents as set forth in Annex II hereto.

                           6. Amendments and waivers of the Credit Documentation will require the approval of Lenders holding a majority of the Revolving Loans and commitments, except that the consent of all the Lenders shall be required with respect to certain customary issues.

                           6.       Waiver of jury trial.

                           7.       New York governing law; consent to
                                    non-exclusive New York jurisdiction.

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Credit Documentation. The commitments, undertakings and obligations described herein will be subject to negotiation and execution of definitive Credit Documentation in form and substance satisfactory to the Arranger, the Syndication Agent and their legal counsel.



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                                                                       ANNEX II

                           INDEMNIFICATION PROVISIONS

         Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter (the "Commitment Letter") and term sheet (the "Term Sheet") to which this Annex II is attached.

         Medaphis Corporation (the "Indemnitor") hereby agrees to pay all fees and reasonable out-of-pocket costs and expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the syndication of the Revolving Facility and any due diligence investigation performed by the Arranger prior to the date hereof, and fees and expenses of the legal counsel to the Arranger and the Agents, including any local legal counsel) arising out of or in connection with the negotiation, preparation, execution, delivery or administration of the Commitment Letter, the Term Sheet, the Fee Letter and the definitive Credit Documentation and any amendment, modification or waiver thereto, and the Indemnitor shall be obligated to pay such fees and expenses whether or not definitive Credit Documentation is executed or delivered or the Transaction is consummated.

         In addition, the Indemnitor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). "Indemnified Party" shall mean the Arranger, the Syndication Agent, the Administrative Agent, each of the Lenders, each affiliate of any of the foregoing and the respective directors, officers, trustees, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. "Liabilities" shall mean any and all losses, claims, damages, liabilities or other reasonable out-of-pocket costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any action or proceeding relating to or connected with the transaction described in the Commitment Letter, the Fee Letter or the Term Sheet, except to the extent such Liabilities result from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder. In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party for all reasonable out-of-pocket legal or other expenses incurred in connection with investigating, defending or participating in any action, suit or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action, suit or proceeding). With respect to all of the foregoing, the Indemnified Parties shall be represented by a single legal counsel so long as no conflict of interest shall result from such counsel's representation of all Indemnified Parties.

         Any terms or provisions of this Annex II to the contrary notwithstanding, upon (i) the execution and delivery of definitive Credit Documentation by the Borrower, the Arranger, the Agents and the Lenders and
(ii) the making of the initial Revolving Loans under the Revolving Facility, the terms and provisions of this Annex II shall be superseded in their entirety by the terms and provisions of such Credit Documentation, and the terms and provisions of this Annex II shall be of no further force or effect.


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